Exhibit 10.9.3

THIRD AMENDMENT TO THE
JANUS 401(K) AND EMPLOYEE STOCK OWNERSHIP PLAN

The Janus 401(k) and Employee Stock Ownership Plan, as amended and restated effective January 1, 2014 (the “Plan”), is hereby amended as follows, effective as of January 1, 2016, unless otherwise expressly provided below:

1.                                     Section 1.4 of the Plan is hereby is hereby amended by replacing it in its entirety to read as follows:

“Basic Compensation” means amounts paid to an Eligible Employee by a Participating Employer as annual base salary, overtime or cash paid in respect of equity awards that are not granted because, under Company procedures, the value would be less than the threshold value for such award; provided, that, such amounts are otherwise includible in Compensation.  Notwithstanding the foregoing, Base Compensation shall exclude amounts paid in respect of earned and accrued paid-time-off balances when an Employee ceases to be an Employee.

2.                                     Section 1.8(b) of the Plan is hereby amended by replacing it in its entirety to read as follows:

“Wages” means wages as defined in Code Section 3401(a) for purposes of income tax withholding at the source, plus all other payment of compensation reportable under Code Sections 6041(d), 6051(a)(3) and 6052 and the regulations thereunder, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Code Section 3401(a)(2)). Notwithstanding the foregoing, Wages (i) shall include any amount contributed by the Participating Employer on behalf of the Eligible Employee, pursuant to a salary reduction agreement, which are not included in gross income of the Employee or self-employed individual due to Code Section 125, 132(f)(4), 402(e)(3), 402(h), 402(k), 403(b) or 457(b), and (ii) shall exclude the following amounts that otherwise would constitute wages: reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation payouts, welfare benefits, option exercise income, mutual fund unit awards, signing bonuses, income realized pursuant to vesting under Code Section 83, and any amounts paid in respect of earned and accrued paid-time-off balances when an Employee ceases to be an Employee; provided, however, that cash paid in respect of equity awards that are not granted because, under Company procedures, the value would be less than the threshold value for such award shall be counted as Wages.

3.                                     Section 3.1(b) of the Plan is hereby amended by replacing it in its entirety to read as follows:

(1) Pre-Tax Elective Deferral Amount.  An automatically enrolled Participant shall be deemed to have elected to make Pre-tax Elective Deferral Contributions in the following amount of Compensation pursuant to a passive Payroll

Withholding Agreement: (A) 4 percent during the period ending on the day before the second anniversary of the date on which the Participant became an automatically enrolled Participant; (B) 5 percent during the period following the period in (A) and ending on the day before the third anniversary of the date on which the Participant became an automatically enrolled Participant; and (C) 6 percent following the period in (B); provided, that, for each newly Eligible Employee who initially becomes an automatically enrolled Participant on or after January 1, 2016, the percentage in (A) shall be 4.5 percent, and the percentage in (B) shall be 5.5 percent. Upon the receipt of an affirmative Payroll Withholding Agreement pursuant to which the Participant elects either to make Elective Contributions under Section 3.1(a) or not to make Elective Contributions under Section 3.1(a), such Participant shall cease to be an automatically enrolled Participant.

4.                                     Except as expressly provided herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Janus Capital Group Inc. has executed this Amendment as of this 31st day of December 2015.

Janus Capital Group Inc.

/s/ Karlene Lacy
Karlene Lacy
Senior Vice President
Taxation & Compensation Accounting

ATTEST:

/s/ Sue Armstrong
Sue Armstrong